Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-216991 on Form S-4 of Bear Newco, Inc. of our report dated February 7, 2017, relating to the consolidated financial statements and financial statement schedule of Baker Hughes Incorporated and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Baker Hughes Incorporated for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the combined proxy statement/prospectus, which is part of this registration statement.

/s/ Deloitte & Touche LLP

Houston, Texas

May 25, 2017